Exhibit 10.17

EXECUTION VERSION

ASSET PURCHASE AGREEMENT AMONG PROFESSIONAL DIVERSITY NETWORK, INC. a Delaware corporation, AND PERSONNEL STRATEGIES INC., a Minnesota corporation, AND THE OTHER PARTIES HERETO September 18, 2013

TABLE OF CONTENTS

§1.	Definitions		1
§2.	Basic Transaction		9
	(a)	Purchase and Sale of Assets	9
	(b)	Assumption of Liabilities	9
	(c)	Payment of Cash Consideration	9
	(d)	Closing	9
	(e)	Deliveries at Closing	9
	(f)	Earn Out Consideration	10
	(g)	Allocation	11
§3.	Sellers’ Representations and Warranties		11
	(a)	Organization of Target	11
	(b)	Authorization of Transaction	12
	(c)	Non-contravention	12
	(d)	Brokers’ Fees	12
	(e)	Title to Assets	12
	(f)	Subsidiaries	12
	(g)	Financial Statements	12
	(h)	Undisclosed Liabilities	13
	(i)	Solvency	13
	(j)	Legal Compliance	13
	(k)	Tax Matters	13
	(l)	Real Property	14
	(m)	Intellectual Property	15
	(n)	Sufficiency of Assets	17
	(o)	Contracts	17
	(p)	Accounts Receivable; Accounts Payable and Accrued Expenses	17
	(q)	Powers of Attorney	17
	(r)	Insurance	18
	(s)	Litigation	18
	(t)	Product and Service Warranty	18
	(u)	Product and Service Liability	18
	(v)	Employees	18
	(w)	Employee Benefits	19
	(x)	Guaranties	19
	(y)	Environmental, Health and Safety Matters	20
	(z)	Certain Business Relationships With Target	20
	(aa)	Customers and Suppliers	20
	(bb)	Customer Data	21
	(cc)	Computer and Technology Security	21
	(dd)	Data Privacy	21
	(ee)	Events Subsequent to Most Recent Fiscal Year End	21
	(ff)	Disclosure	22
§4.	Buyer’s Representations and Warranties		22
	(a)	Organization of Buyer	22
	(b)	Authorization of Transaction	23
	(c)	Non-contravention	23

	(d)	Brokers’ Fees	23
§5.	Post-Closing Agreements		23
	(a)	Inspection of Records	23
	(b)	Payroll Taxes and Payroll Records	23
	(c)	Certain Assignments	24
	(d)	Employees	24
	(e)	Accounts Receivable	24
	(f)	Covenant Not to Compete	24
	(g)	Disclosure of Confidential Information	25
	(h)	Injunctive Relief	25
	(i)	Tax Clearance Certificates	26
	(j)	Further Assurances	26
§6.	Indemnification		26
	(a)	Survival of Representations and Warranties	26
	(b)	Indemnification Provisions for Buyer’s Benefit	26
	(c)	Indemnification Provisions for Target’s Benefit	27
	(d)	Matters Involving Third Parties	27
	(e)	Determination of Adverse Consequences	28
	(f)	Right of Setoff	28
	(g)	Limitations.	28
	(h)	Other Indemnification Provisions	28
§7.	Miscellaneous		28
	(a)	No Third-Party Beneficiaries	28
	(b)	Entire Agreement	28
	(c)	Succession and Assignment	28
	(d)	Counterparts	28
	(e)	Headings	28
	(f)	Notices	29
	(g)	Governing Law	29
	(h)	Attorneys’ Fees	29
	(i)	Amendments and Waivers	29
	(j)	Severability	30
	(k)	Expenses	30
	(l)	Construction	30
	(m)	Incorporation of Exhibits and Schedules	30
	(n)	Specific Performance	30
	(o)	Submission to Jurisdiction	31
	(p)	Sellers’ Representative	31

ii

Exhibits

Exhibit A-1	Form of Bill of Sale and Assignment
Exhibit A-2	Form of Trademark Assignment
Exhibit A-3	Form of Website, Domain Name and Social Media Assignment
Exhibit B	Form of Assumption
Exhibit C	Form of Employment Agreement
Exhibit D	Assignment of Lease
Exhibit E	Landlord Estoppel Certificate
Exhibit F	Financial Statements

Schedules

Schedule 1(a)	Accounts Payable
Schedule 1(b)	Accrued Expenses
Schedule 1(c)	Acquired Agreements
Schedule 1(d)	Acquired Accounts Receivable
Schedule 1(e)	Assumed Liabilities
Schedule 1(f)	Excluded Assets
Schedule 2(g)	Allocation
Schedule 3(c)	Non-Contravention
Schedule 3(d)	Brokers’ Fees
Schedule 3(k)	Tax Matters
Schedule 3(l)	Real Property
Schedule 3(m)	Intellectual Property
Schedule 3(o)	Contracts
Schedule 3(r)	Insurance
Schedule 3(s)	Litigation
Schedule 3(t)	Product and Service Warranty
Schedule 3(v)	Employees
Schedule 3(w)	Employee Benefits
Schedule 3(aa)	Customers and Suppliers
Schedule 3(cc)	Computer and Technology Security
Schedule 3(dd)	Data Privacy
Schedule 3(ee)	Material Adverse Changes

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of September  18, 2013, by and among PERSONNEL STRATEGIES INC., a Minnesota corporation (“Target”), each of the stockholders of Target listed on the signature page hereto (each a “Target Stockholder” and, collectively, jointly and severally with Target, “Sellers”), and PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware corporation (“Buyer”).  Buyer and Sellers are each individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.           Target engages in the business of, among other things, producing career fairs for jobseekers and employers.

B.           Target desires to contribute, sell, assign, convey and transfer to Buyer substantially all of its assets and certain of its liabilities, and as consideration therefore Buyer desires to pay to Target the cash consideration and assume certain of Target’s liabilities, all on the terms and subject to the conditions contained in this Agreement.

C.           Target Shareholders owns 100% of the outstanding shares of capital stock of Target.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

AGREEMENTS

§1.           Definitions.

“Accounts Payable” means trade accounts payable of Target as of the Effective Date, but only to the extent incurred in the Ordinary Course of Business and included on Schedule 1(a).

“Accrued Expenses” means accrued and unpaid expenses of Target as of the Effective Date, but only to the extent incurred in the Ordinary Course of Business and included on Schedule 1(b), but specifically excluding (x) Liabilities for salaries, wages, bonuses (except for sales commissions included in Assumed Liabilities and accrued rights for vacation and sick pay of those of Target’s employees who are employed by Target immediately prior to the Closing and by Buyer immediately after the Closing), and other compensation and related payroll Tax Liabilities and (y) Liabilities for Taxes.

“Acquired Assets” means all right, title, and interest in and to all of the assets of Target other than Excluded Assets, including, without limitation, all of its (a) Cash in an amount up to $25,000, less deposits (including facility deposits but excluding customer deposits) and prepaid expenses (other than sales commissions paid from customer deposits) relating to job fairs to occur after the Closing; (b) accounts, notes and other receivables other than the Excluded Accounts Receivable; (c) rights in connection with deposits (including customer deposits relating to performance following the Closing Date, net of applicable sales commissions paid by Target), prepayments, prepaid expenses and refunds; (d) tangible personal property, furniture, fixtures and equipment; (e) all of Target’s Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof (including the right to sue and recover for prior infringements), and rights to protection of interests therein under the laws of all jurisdictions; (f) agreements and contracts (including, purchase orders, quotations, bids and sales orders, other similar arrangements, and rights thereunder), including those agreements and contracts set forth on Schedule 1 (c), but specifically excluding the Lease; (g) those insurance policies (and rights thereunder) which do not constitute Excluded Assets, if any; (h) claims (and benefits to the extent they arise therefrom) with respect to insurance policies (regardless of whether such insurance policies constitute Excluded Assets) to the extent such claims relate in any way to the Acquired Assets or Assumed Liabilities; (i) claims, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment; (j) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (k) copies of books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and (l) all of the goodwill associated with Target’s business.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Agreement” has the meaning set forth in the preface.

“Assumed Liabilities” means (a) Accounts Payable; (b) Accrued Expenses; (c) all obligations of Target for sales commissions payable, but only to the extent referred to and included in the definition of Acquired Assets and relating to performance following the Closing Date; and (d) all obligations of Target under the agreements, contracts, leases, licenses, and other arrangements entered into in the Ordinary Course of Business which are assigned to Buyer pursuant to this Agreement, but only to the extent referred to and included in the definition of Acquired Assets and included on Schedule 1(e), either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Effective Date.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnitee” has the meaning set forth in §6(b).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cause” means, as determined by the Company in its reasonable discretion, the occurrence of any one of the following on the part of Hall: (i) conviction of or a plea of nolo contendre to a felony or an act of moral turpitude which interferes with the performance of his duties and responsibilities as an employee of Buyer or affects or reflects on Buyer in a negative manner; (ii) attempted or actual theft, fraud or embezzlement of money or tangible or intangible assets or property of Buyer or its employees or customers, suppliers or vendors; (iii) gross negligence or willful misconduct in respect of the performance of his duties and responsibilities as an employee of Buyer; (iv) breach of his fiduciary duties as an officer of Buyer; (v) his willful failure to perform his duties and responsibilities within the scope of his employment (other as a result of his death or disability), which such failure continues or is repeated following fifteen (15) days’ written notice from Buyer thereof; (vi) violation of any lawful express direction from the board of directors of Buyer or any officer of Buyer to whom he reports, relating to his duties and responsibilities within the scope of his employment with Buyer, which such violation (if susceptible to cure) continues or is repeated following fifteen (15) days’ written notice from Buyer thereof; (vi) breach of §5(f) or (g) of this Agreement, or of any material term, covenant, representation or warranty contained in any other agreement between Buyer and Hall, which such breach (if susceptible to cure) remains uncured or is repeated following fifteen (15) days’ written notice from Buyer thereof.

“Closing” has the meaning set forth in §2(d).

“Closing Cash Payment” means $200,000.

“Closing Date” has the meaning set forth in §2(d).

“Closing Date Cash Balance” means the amount of Target’s Cash as of the Closing.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential or proprietary information concerning the business and affairs of Target.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to Target.

“Disclosure Schedule” has the meaning set forth in §3.

“Dissolved Subsidiary” means Personnel Strategies, LLC, a Minnesota limited liability company, which was dissolved effective December 31, 2003.

“Earn Out Amount” has the meaning set forth in §2(f)(ii).

“Earn Out Period” has the meaning set forth in §2(f)(ii).

“Effective Date” means September 18, 2013.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any executive compensation, bonus, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance arrangement, or similar material plan or arrangement for one or more employees which is not subject to ERISA.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code §414.

“Excluded Accounts Receivable” means accounts receivable for (a) job fairs that occur and in respect of which Target’s services are fully performed prior to the Closing Date and (b) on-line job board sales invoiced in the Ordinary Course of Business prior to the Effective Date and in respect of which Target’s fulfillment obligations do not exceed twelve (12) months beyond Closing.

“Excluded Assets” means (a) Cash in excess of $25,000 and Target’s bank accounts; (b) Excluded Accounts Receivable; (c) rights arising from deposits and prepaid expenses, if any, with respect to Excluded Assets; (d) insurance policies of Target in effect as of the Closing Date and rights in connection therewith (including, without limitation, insurance policies that constitute Employee Welfare Benefit Plans), subject to subsection (h) of the definition of “Acquired Assets” and unless prior to the Closing, Buyer elects, by written notice delivered to Target prior to the Closing Date, to accept assignments of any of such insurance policies; (e) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets; (f) rights in and with respect to assets associated with Employee Benefit, Employee Pension Benefit Plans or Employee Welfare Benefit Plans; (g) judgments, claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent such claims and litigation are not in any way related to the Acquired Assets or Assumed Liabilities; (h) rights to the refund of any income tax, of any kind, paid by Target or any Target Stockholder prior to the Closing and all rights to any income tax deposits or payments paid by Target or any Target Stockholder, or attributable to periods,  prior to the Closing relating to the Acquired Assets or Target; (i) Target’s corporate charter, minute and stock record books, corporate seal, and other documents relating to the organization, maintenance, and existence of Target as a corporation; (j) Target’s corporate records, tax returns and business records; (k) any of the rights of Target under this Agreement (or under any side agreement between Target on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); and (l) the assets listed on Schedule 1(f) attached hereto.

“Excluded Liabilities” means any and all liabilities or obligations not expressly and specifically included within the definition of Assumed Liabilities, including, without limitation, (a) any liabilities of Target to any stockholder of Target or any Affiliate of Sellers, including, without limitation, the Target Stockholders; (b) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Sellers in connection with the negotiation and preparation of this Agreement or the sale of the Acquired Assets to Buyer hereunder; (c) any liabilities for Taxes; (d) any liability for or related to indebtedness to banks, financial institutions or other persons or entities with respect to borrowed money or otherwise; (e) any liabilities under those agreements, commitments, contracts, insurance policies, leases (including the Lease), licenses, permits, purchase orders, and sales orders which are not assigned to Buyer pursuant to the provisions of this Agreement; (f) product and service warranty liabilities with respect to, and liabilities with respect to returns or allowances and recalls of, products shipped or manufactured or services rendered on or prior to the Closing Date; (g) any liabilities arising out of or in connection with any Employee Benefit Plans, Employee Pension Benefit Plans, or Employee Welfare Benefit Plans; (h) any liabilities under collective bargaining agreements in respect of employees, any Employee Pension Benefit Plan or any Multiemployer Plan (including, without limitation, any so-called “withdrawal liability” under any such plan); (i) any liabilities to employees for salaries, wages, bonuses, and other compensation that are not Accrued Expenses; (j) any liabilities under any federal or state civil rights or similar law, or the WARN Act, resulting from Target’s treatment of its employees, including without limitation Target’s termination of employment of its employees; (k) any liabilities as a result of any grievance proceeding, arbitration, administrative proceeding, or proceedings in any court, based upon any employment actions, inactions or omissions by Target, involving any employees or former employees of Target, or individuals who applied for employment with Target, which relate in any way to decisions by Target to hire or not hire such individuals, Target’s decisions to terminate, discharge, lay off promote, demote or transfer such individuals, relating to bargaining obligations or actions taken contrary to any bargaining obligations, and Target’s decisions regarding payment of compensation and/or benefits to such individuals (including, without limitation, claims raised under any federal, state or local statute or regulation, common law claims, claims based upon any employment contract, or claims based upon any collective bargaining agreement); (l) any claims against or liabilities for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker’s compensation claim) regardless of when said claim or liability is asserted, including, without limitation, any claim or liability for consequential or punitive damages in connection with the foregoing; (m) any liabilities arising out of or in connection with any violation of a statute or governmental rule, regulation or directive; (n) any liabilities or obligations with respect to, or relating to, any Environmental, Health, and Safety Requirements; (o) any liabilities in connection with or arising out of the transfer or assignment of any agreements, commitments, contracts, leases, licenses or permits (including, without limitation, under any computer software agreement or license); (p) any liabilities for retrospective or similar insurance premium adjustments with respect to insurance policies transferred or assigned to Buyer pursuant to the provisions of this Agreement; (q) any liabilities for or arising in connection with any claims for infringement or misappropriation by Target or any of its Affiliates of any Intellectual Property or trade secrets of any third party and/or (r) any liabilities (whether asserted before or after Closing) for or arising in connection with any breach of a representation, warranty, or covenant, or for any claim for indemnification, contained in any agreement, contract, lease, license or permit to the extent that such breach or claim arose out of or by virtue of Sellers’ performance or nonperformance thereunder on or prior to the Closing Date, it being understood that, as between Sellers and Buyer, this subsection shall apply notwithstanding any provisions which may be contained in any form of consent to the assignment of any such agreement or contract, or any novation agreement, which, by its terms, imposes such liabilities upon Buyer and which assignment or novation agreement is accepted by Buyer notwithstanding the presence of such a provision, and that Sellers’ failure to discharge any such liability shall entitle Buyer to indemnification in accordance with the provisions of this Agreement.

“Financial Statements” has the meaning set forth in §3(g).

“First Earn Out Period” means the period commencing on the Closing Date and ending one (1) year thereafter.

“First Earn Out Amount” has the meaning set forth in §2(f)(i).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hall” means Michael J. Hall.

“Improvements” has the meaning set forth in §3(l).

“Indemnified Party” has the meaning set forth in §6(d).

“Indemnifying Party” has the meaning set forth in §6(d).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, URLs, Internet domain names, Web site content and rights in telephone numbers and email accounts and addresses, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including Source Code, executable code, data, databases, and related documentation) and systems, (g) all machine learning techniques (including all related Source Code, documentation and other materials); (h) all natural language processing (including all related Source Code, documentation and other materials); (i) all advertising and promotional materials; (j) all prototypes; (k) all other proprietary rights, and (l) all copies and tangible embodiments thereof (in whatever form or medium).

“Job Fair Business Unit” means Buyer’s business unit that consists of, and utilizes the Acquired Assets to engage in the business of producing career fairs for jobseekers and employers.

“Job Fair Business Unit Positive Cash Flow” shall mean the sum of (a) positive operating cash flow from Buyer’s Job Fair Business Unit, (b) positive operating cash flow from job board sales pursuant to agreements included in the Acquired Assets, and (c) without duplication of clause (a), positive operating cash flow generated for the Job Fair Business Unit by Buyer’s other business units from sales of career fairs.  For purposes of the foregoing clauses (a), (b) and (c), “positive operating cash flow” shall mean the excess of revenue received by Buyer attributable to the Job Fair Business Unit (including, without duplication, such revenue generated by Buyer’s other business units), less fixed and variable costs of sales and general and administrative costs of or allocable to the Job Fair Business Unit, including compensation paid to Hall and sales commissions incurred, but excluding interest and depreciation.

“Knowledge of Sellers” (or words of like import) means, with respect to a particular matter, the knowledge any Target Stockholder or any officer or director of Target has or should have after due and diligent investigation.

“Lease” means the Lease dated September 28, 2004, between Wells Fargo Bank, National Association and Target, as amended.

“Leased Premises” means the premises currently leased by Target pursuant to the Lease and commonly known as 1809 South Plymouth Road, Minnetonka, MN 55305.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, individually or taken as a whole, or to the ability of Target to consummate timely the transactions contemplated hereby.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §3(g).

“Most Recent Fiscal Month End” has the meaning set forth in §3(g).

“Most Recent Fiscal Year End” has the meaning set forth in §3(g).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target.

“Parties” has the meaning set forth in the preface.

“Party” has the meaning set forth in the preface.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” means the sum of the Closing Cash Payment minus the Working Capital Deficit, if any, plus the Earn Out Consideration.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Laws” has the meaning set forth in §3(l).

“Second Earn Out Period” means the period commencing on the first day following the end of the First Earn Out Period and ending one (1) year thereafter.

“Second Earn Out Amount” has the meaning set forth in §2(f)(ii).

“Sellers” has the meaning set forth in the preface.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target” has the meaning set forth in the preface.

“Target Stockholders” has the meaning set forth in the preface.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, and any amounts required to be paid or remitted to any federal, state, local or foreign governmental authority pursuant to any law governing the disposition of abandoned, unclaimed or escheated property, in each case, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §6(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance.

“Working Capital Deficit” means the amount equal to (a) twenty five thousand dollars ($25,000) minus the Closing Date Cash Balance, if the Closing Date Cash Balance is less than twenty five thousand dollars ($25,000), or (b) zero dollars ($0) in all other cases.

§2.           Basic Transaction.

(a)           Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Target agrees to assign, convey, deliver and transfer the Acquired Assets to Buyer at Closing, and Buyer agrees to acquire the Acquired Assets in exchange for the cash consideration to be paid pursuant to §2(c) below and Buyer’s assumption of the Assumed Liabilities pursuant to §2(b) below.

(b)           Assumption of Liabilities.   On and subject to the terms and conditions of this Agreement, Buyer agrees to assume the Assumed Liabilities at the Closing.  Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities, any and all of which shall be retained by Target and discharged and satisfied by Target in the ordinary course, for which Sellers shall remain solely liable and responsible and for and against which Sellers shall indemnify and hold Buyer harmless in accordance with the provisions of this Agreement.

(c)           Payment of Consideration.  In consideration for the Acquired Assets, Buyer shall pay to Target at the Closing an aggregate amount equal to the Closing Cash Payment minus the Working Capital Deficit, in cash payable by wire transfer or delivery of other immediately available funds.

(d)           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Patzik Frank & Samotny Ltd., in Chicago, Illinois commencing at 10:00 a.m. local time on the date hereof, or at such other time or place or in such other manner, as the Parties shall mutually agree; provided that an in-person Closing shall not be required and that Closing documents may be exchanged in the same manner as notices in accordance with this Agreement. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”  The Closing shall be deemed to be effective as of 12:01 a.m. Central Daylight Time on the Closing Date.

(e)           Deliveries at Closing.  At the Closing, the Parties shall execute and deliver the following documents:

(i)           Target shall execute and/or deliver to Buyer the following:

(A)           The Omnibus Bill of Sale and Assignment and other assignments in the forms attached as Exhibits A-1 through A-3, and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request;

(B)           An assumption in the form attached as Exhibit B, and such other instruments of assumption as Buyer and its counsel may reasonably request;

(C)           All authorizations, consents, and approvals of governments, governmental agencies and third-parties required in connection with Target’s sale and assignment of the Acquired Assets and the consummation of the transaction contemplated herein, including those referred to in §3(c) and §4(c);

(D)           A copy of the articles of incorporation of Target, as amended, certified on or soon before the Closing Date by the Secretary of State of the State of Minnesota;

(E)           A copy of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the State of Minnesota and of each jurisdiction in which it is qualified to do business;

(F)           A certificate of the secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (1) no amendments to the articles of incorporation of Target since the date specified in subsection (D) above; (2) the bylaws of Target; and (3) the joint unanimous written consent of the board of directors of Target and the Target Stockholders relating to this Agreement and the transactions contemplated hereby;

(G)           The employment agreement with Hall in the form of Exhibit C, executed by Hall;

(H)           An assignment of the Lease in the form of Exhibit D, executed by Target and the landlord;

(I)            An estoppel certificate with respect to the Lease and the Leased Premises in the form of Exhibit E, executed by Target and the landlord;

(J)            An unaudited statement showing the Closing Date Cash Balance; and

(K)           Any and all other certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Buyer.

(ii)           Buyer will execute and/or deliver to Target the following:

(A)           Evidence of the approval by the board of directors of Buyer of this Agreement and the transactions contemplated hereby;

(B)           All authorizations, consents, and approvals of governments and governmental agencies required for Buyer to perform its obligations hereunder;

(C)           Any and all certificates, instruments, and other documents required to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to Sellers’ Representative;

(D)           The employment agreement with Hall in the form of Exhibit C, executed by Hall; and

(E)           An assignment of the Lease in the form of Exhibit D, executed by Buyer.

(f)           Earn Out Consideration.  As additional consideration for the Acquired Assets, Target shall be eligible to earn the Earn Out Amounts (as defined below) subject to the terms and conditions set forth below (collectively, the “Earn Out Consideration”).

(i)            First Earn Out Period.  Target will earn, and Buyer will pay Target, an amount equal to 50% of the Job Fair Business Unit Positive Cash Flow in the First Earn Out Period, which payment shall not exceed $200,000, with a minimum guaranteed payment of $100,000, in each case only to the extent that Hall has not (a) voluntarily resigned from Buyer for reasons other than death or disability, or (b) been terminated for Cause (such amount, the “First Earn Out Amount”).

(ii)            Second Earn Out Period.  Target will earn, and Buyer will pay Target, an amount equal to 50% of the Job Fair Business Unit Positive Cash Flow in the Second Earn Out Period, which payment shall not exceed $200,000, with a minimum guaranteed payment of $100,000, in each case only to the extent that Hall has not (a) voluntarily resigned from Buyer for reasons other than death or disability, or (b) been terminated for Cause (such amount, the “Second Earn Out Amount”). Each of the First Earn Out Amount and the Second Earn Out Amount is referred to herein as an “Earn Out Amount,” and collectively, the “Earn Out Amounts.”  Each of the First Earn Out Period and the Second Earn Out Period is referred to herein as an “Earn Out Period.”

(iii)           Timing of Payment.  Payment of all Earn Out Amounts shall be deemed earned as of  the end of the applicable Earn Out Period (for example, if Closing occurs on September 19, 2013, the First Earn Out Period will end, and the First Earn Out Amount will be earned, as of September 18, 2014).  The Earn Out Amount shall be paid within thirty (30) days following the expiration of the applicable Earn Out Period, payable in cash, by wire transfer of immediately available funds to the account or accounts specified in writing by Target to Buyer.

(g)           Allocation.   The Parties agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Code. Such Purchase Price allocation shall be prepared by Buyer and delivered to Target within ninety (90) days of the Closing. Absent a manifest error in Buyer’s preparation and/or calculation of such allocation, each Seller hereby agrees that he or it shall accept Buyer’s allocation of the Purchase Price. Buyer and Sellers and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation pursuant to this subsection. If any Earn-Out Consideration is paid, the most recent allocation made under this §2(g) shall be revised to the extent required by the Code using the procedures set forth above with respect to the allocation of the Initial Cash Consideration.  Target shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

§3.           Sellers’ Representations and Warranties.  Target represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedules”). To the extent that facts or circumstances arise that cause one or more the Disclosure Schedules to become outdated, Seller shall update such Disclosure Schedule(s) prior to Closing. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this §3.

(a)           Organization of Target.  Target is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Target is qualified to do business in and is in good standing under the laws of each jurisdiction in which such qualification is required, except where the failure to so qualify does not have a Material Adverse Effect.

(b)           Authorization of Transaction.  Target has full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the stockholders and the board of directors of Target have duly authorized the execution, delivery, and performance of this Agreement by Target. This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions.

(c)           Non-contravention.  Except as set forth on Schedule 3(c) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the certificate of incorporation or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or obtain consent or Lien would not have a Material Adverse Effect.  Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party, government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)           Brokers’ Fees.   Except as set forth on Schedule 3(d) of the Disclosure Schedules, Sellers have no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)           Title to Assets.   Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used or usable by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.  Target has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.  No property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of Target’s business, is presently owned by or leased by or to any party other than Target.

(f)           Subsidiaries.  Target does not have any Subsidiaries. The Dissolved Subsidiary was validly dissolved, effective December 31, 2003, in full compliance with all applicable law. The Dissolved Subsidiary had no Liabilities prior to its dissolution.  The Dissolved Subsidiary does not have and has not had at any time since its dissolution any interest in or related to the business of Target or any Acquired Asset. Target has delivered to the Buyer accurate and complete copies of the certificates of dissolution and all other documents relating to the dissolution of the Dissolved Subsidiary.

(g)           Financial Statements.  Attached hereto as Exhibit F are the following financial statements (collectively the “Financial Statements”): (i) internally prepared balance sheet and statement of income for Target as of and for the fiscal years ended December 31, 2012 (the “Most Recent Fiscal Year End”), December 31, 2011 and December 31, 2010; and (ii) internally prepared balance sheet and statement of income for Target (the “Most Recent Financial Statements”) as of and for the six (6) months ending June 30, 2013 (the “Most Recent Fiscal Month End”).  The Financial Statements have been prepared in accordance with GAAP through the periods covered thereby present fairly the financial condition of Target as of such dates and the results of operations and cash flows of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(h)           Undisclosed Liabilities.   Target does not have any material Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(i)           Solvency.  As of the effective time of the Closing, after giving effect to the transactions contemplated by this Agreement, Target will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets (i.e., the Purchase Price) is less than the amount required to pay its probable liabilities on existing debts as they mature; or (b) have incurred debts beyond its ability to pay as they become due.  Target shall remain solely liable and responsible for the Excluded Liabilities, discharge and satisfy its accounts payable (to the extent not included in the Assumed Liabilities) at Closing and other Excluded Liabilities when due, and indemnify and hold Buyer harmless from and against such Excluded Liabilities in accordance with the provisions of this Agreement.

(j)           Legal Compliance.  Target and its Affiliates have substantially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof) in respect of the Acquired Assets, the Real Property and the operation of Target’s business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)           Tax Matters.

(i)            Target has timely filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by Target (whether or not shown or required to be shown on any Tax Return) have been paid.  Target is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of Target that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)           Without limiting the foregoing, Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii)           Schedule 3(k) of the Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2010.  None of Target’s Tax Returns are the subject of audit. Target has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target since December 31, 2010.

(iv)           No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target.  Target has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l)           Real Property.

(i)             There is no Owned Real Property.

(ii)            §3(l)(ii) of the Disclosure Schedule sets forth the address of the sole parcel of Leased Real Property.

(iii)           The Leased Real Property identified in 3(l)(ii) of the Disclosure Schedule comprises all of the real property used in Target’s business; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(iv)           To the Knowledge of Sellers, all buildings, structures, fixtures and equipment, and all components thereof (including the roof, foundation, load-bearing walls and other structural elements thereof), heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems (including environmental control, remediation and abatement systems, sewer, storm and waste water systems, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations) and parking facilities included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Target’s business.  To the Knowledge of Sellers, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of Target’s business as currently conducted thereon.

(v)           To the Knowledge of Sellers, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein.  To the Knowledge of Sellers, there is no injunction, decree order, writ or judgment outstanding or any claim, litigation, administrative action or similar proceeding pending or threatened relating to the lease, use or occupancy of the Real Property or any portion thereof or the operation of Target’s business as currently conducted thereon.

(vi)           To the Knowledge of Sellers, the Real Property is in compliance, in all material respects, with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Target’s business thereon does not violate any Real Property Laws.  Target has not received any notice of violation of any Real Property Law and, to the Knowledge of Sellers, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(m)           Intellectual Property. (i)  Target owns or possesses or has the right to use pursuant to a license or permission all Intellectual Property necessary for the operation of the business of Target as presently conducted.  Each item of Intellectual Property owned or used by Target immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii)           Target’s businesses as presently conducted do not infringe upon or misappropriate any Intellectual Property rights of third parties; and none of Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sellers, no third party has infringed upon or misappropriated any Intellectual Property rights of Target.

(iii)           Target has no patents or pending patent applications. Schedule 3(m)(iii) of the Disclosure Schedules identifies: each registration that has been issued to Target with respect to any of its Intellectual Property, each pending application for registration that Target has made with respect to any of its Intellectual Property, and each license, sublicense, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyer correct and complete copies of all such registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date).  Schedule 3(m)(iii) of the Disclosure Schedules also identifies each material unregistered trademark, unregistered service mark, trade name, corporate name or Internet domain name, computer software item (other than software owned by any third party) and each material unregistered copyright owned by Target and used in connection with its business.  With respect to each item of Intellectual Property required to be identified on Schedule 3(m)(iii) of the Disclosure Schedules:

(A)           Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D)           Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)           no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers, including without limitation, a failure by Sellers to pay any required maintenance fees).

(iv)           Schedule 3(m)(iv) of the Disclosure Schedules identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission.  Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date).  With respect to each item of Intellectual Property required to be identified on Schedule 3(m)(iv) of the Disclosure Schedules:

(A)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C)           neither Seller, nor to Seller’s Knowledge, any other party to the license, sublicense, agreement, or permission is in breach or default, and to Seller’s Knowledge no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)           no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)           with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)           to the Knowledge of Sellers, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending against Target or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no known grounds for the same;

(H)           Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(I)           the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party’s ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of Target.

(vi)           Target has taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target prior to Closing so as not to adversely affect the validity or enforceability thereof.  Without limiting the foregoing, Target has required each employee or consultant of Target with access to such Intellectual Property and each other Person with access to such Intellectual Property, as reasonably necessary, to execute a binding confidentiality agreement (copies of which have been made available to Buyer) and, to the Knowledge of Sellers, there has not been a material breach of any such agreement.

(vii)          Target has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental, administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information and Sellers shall take all steps necessary to ensure such compliance until Closing.

(n)           Sufficiency of Assets.   The Acquired Assets include all of the assets and property of Target that are necessary to conduct Target’s business as it is presently being conducted, and the Acquired Assets conveyed to Buyer on the Closing Date will be sufficient to enable Buyer to continue to conduct Target’s business as it is presently being conducted.  All of the Acquired Assets are free from material defects (patent and latent), have been maintained in accordance with GAAP and normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which it presently is used.

(o)           Contracts.  Schedule 3(o) of the Disclosure Schedules lists all contracts and other agreements (whether written or oral) to which Target is a party, which are in effect as of the date hereof and which are included in the Acquired Assets.  There are no such contracts or agreements that are material to Target’s business that are not included in the Acquired Assets.  Target has delivered to Buyer a correct and complete copy of each written agreement, and a summary of the terms of each oral agreement, listed on Schedule 3(o) of the Disclosure Schedules.  With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, liquidation, receivership, moratorium or other similar laws affecting the enforceability of the rights of creditors and general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2), except as enforceability may be limited by bankruptcy, insolvency, liquidation, receivership, moratorium or other similar laws affecting the enforceability of the rights of creditors and general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law; (C) neither Seller, nor to Seller’s Knowledge, any other party is in breach or default, and to Seller’s Knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) no party has repudiated any provision of the agreement; and (E) no such agreement which has not been provided to Buyer has a term in excess of one (1) year which cannot be terminated by Target in its sole and absolute discretion, imposes payment or performance obligations on Target in excess of $5,000 in the aggregate, or is anticipated to result in a material loss to Target.

(p)           Accounts Receivable; Accounts Payable and Accrued Expenses.  (i) All accounts receivable of Target are reflected properly on its books and records, are valid receivables that arose in the Ordinary Course of Business subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of Target.  Without limiting the foregoing, Target has not accelerated its invoicing or collections in a manner inconsistent with its Ordinary Course of Business.

(ii)           All Accounts Payable and Accrued Expenses are reflected properly on Target’s books and records, are valid payables or accrued expenses incurred in the Ordinary Course of Business and not subject to dispute and are not past due.  Target has not deferred or delayed the payment of its Accounts Payable and Accrued Expenses in a manner inconsistent with its Ordinary Course of Business.

(q)           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Target.

(r)           Insurance.  Target has delivered copies of each current insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Target is a party, a named insured or otherwise the beneficiary of coverage.  With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) neither Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy and (iii) no party to the policy has repudiated any provision thereof. Target has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.  §3(r) of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.

(s)           Litigation.  Schedule 3(s) of the Disclosure Schedules sets forth each instance within the last five (5) years in which Target (i) was or is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) was or is a party or, to the Knowledge of Sellers, is threatened to be made a party to any action, suit, grievance, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Sellers, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or that there is any basis for the foregoing.

(t)           Service Warranty.  Each service rendered by Target has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and Target does not have any material Liability (and, to the Knowledge of Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for provision of additional services in respect thereof, or other damages in connection therewith, subject only to warranty liabilities.

(u)           Service Liability.   Target does not have any material Liability (and, to the Knowledge of Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the service rendered by Target.

(v)           Employees.

(i)           With respect to the business of Target, except as set forth on Schedule 3(v)(i) of the Disclosure Schedules:

(A)           there is no employment-related charge, complaint, grievance, investigation, inquiry, citation, audit or obligation of any kind, pending or, to the Knowledge of Sellers, threatened, in any forum, relating to an alleged violation or breach by Target (or its officers, directors or employees, including, without limitation, employees leased by Target) of any law, regulation, or contract; and

(B)           to the Knowledge of Sellers, no employee or agent of Target (including, without limitation, employees leased by Target) has committed any act or omission giving rise, or which could give rise, to material liability for any violation or breach identified in subsection (A).

(ii)           Except as set forth on Schedule 3(v)(ii) of the Disclosure Schedules, (A) there are no employment contracts or severance agreements with any employees of Target (including, without limitation, any employees leased by Target), and (B) there are no written personnel policies, rules, or procedures applicable to employees of Target (including, without limitation, any employees leased by Target).

(iii)           With respect to this transaction, any notice required under any law has been given.

(w)           Employee Benefits.

(i)           Target does not have any ERISA Affiliate.  Except as set forth on Schedule 3(w) of the Disclosure Schedules, Target does not maintain or contribute to, nor has it maintained or contributed to, any “employee pension benefit plans” as defined in Section 3(2) of ERISA, “employee welfare benefit plan” as defined in Section 3(l) of ERISA, or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement maintained or contributed to by Target or to which Target contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the “Employee Benefit Plans”).

(ii)          Target does not have any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are or have been made by Target or as to which Target may have liability and that is covered by Title IV of ERISA (“Multiemployer Plan”) covering employees (or former employees) employed in the United States.

(iii)         None of the “welfare benefit plans” as defined in Section 3(l) of ERISA maintained by Target provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA and except for severance obligations of Target, or except at the expense of the participant or the participant’s beneficiary.

(iv)         Each Employee Benefit Plan identified on Schedule 3(w) of the Disclosure Schedules (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan, all applicable laws, rules and regulations, including without limitation, the rules and regulations promulgated by the Department of Labor, PBGC, and the United States Treasury, and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(v)         The consummation of the transactions contemplated hereby will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any individual and there is no amount payable to any Person on account of the transactions except as otherwise provided herein and except for any such increase, acceleration or compensation that will not become a liability of Buyer after the Closing.

(x)           Guaranties.   Target is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

(y)           Environmental, Health and Safety Matters.

(i)            Target and its Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements in respect of the Acquired Assets, the Real Property and Target’s operation of its business.

(ii)           Neither Target nor any of its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any Liabilities, including any material investigatory, remedial or corrective obligations, relating to the Acquired Assets, the Real Property or Target’s operation of its business, arising under Environmental, Health and Safety Requirements.

(iii)          To Seller’s Knowledge, none of the following exists at the Real Property or any other property or facility operated by Target: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls or (D) landfills, surface impoundments or disposal areas.

(iv)          Neither Target nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including without limitation any hazardous substance or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities on the part of Target, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health and Safety Requirements.

(v)          Target has not assumed, undertaken or otherwise become subject to any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(z)           Certain Business Relationships With Target.   None of any Seller (other than Target) nor any of Sellers’ Affiliates, nor any of their respective managers, directors, officers, stockholders, independent contractors and employees, has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of the foregoing owns any material asset, tangible or intangible, that is used in the business of Target.  None of any Seller (other than Target) nor any of Sellers’ Affiliates, nor any of their respective managers, directors, officers, stockholders, independent contractors and employees, owns any asset, tangible or intangible, that is used in the business of Target not included in the Acquired Assets.  Without limiting the foregoing, no transaction between or among Target and any of its Affiliates is included in the Financial Statements.

(aa)           Customers and Suppliers.

(i)            Schedule 3(aa) of the Disclosure Schedules lists (A) the twenty (20) largest customers of Target for the most recent fiscal year and sets forth opposite the name of each such customer the dollar amount and percentage of consolidated net sales attributable to such customer; and (B) all customers/clients of Target with respect to whom Target has not fully satisfied its performance obligations.

(ii)           No material supplier of Target has indicated that it intends to or shall stop, or materially decrease the rate of, supplying products or services to Target (whether as a result of the consummation of the transactions contemplated hereby or otherwise), and no customer listed on Schedule 3(aa) of the Disclosure Schedules has indicated that it intends to or will stop, materially decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to buying materials, products or services from Target (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  To the Knowledge of Sellers, there is no basis or any reason to believe that any of the foregoing shall occur.

(bb)           Customer Data.  Target does not perform any functions on behalf or for the benefit of its customers in respect of the collection, storage or maintenance of any of its customer’s equipment, data, records or other information that would, to the extent it experienced any failure or slowdown or became unavailable for any amount of time, could cause a material disruption or interruption in or to the business or operations of such customers.

(cc)           Computer and Technology Security. Target has taken reasonable steps to safeguard the information technology systems utilized in the operation of the business of Target, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and, to the Knowledge of Sellers, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems except as listed on Schedule 3(cc) of the Disclosure Schedules.

(dd)           Data Privacy.  Target’s business has materially complied with and, as presently conducted, is in material compliance with, all Data Laws. Target has materially complied with, and is presently in material compliance with, its policies applicable to data privacy, data security, and/or personal information.  Except as set forth on Schedule 3(dd) of the Disclosure Schedules, Target has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and Target is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(ee)           Events Subsequent to Most Recent Fiscal Year End.   Except as set forth on §3(ee) of the Disclosure Schedule, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since that date:

(i)             Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or which is outside the Ordinary Course of Business;

(ii)            no party (including Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Target is a party or by which Target is bound;

(iii)           Target has not made any capital expenditure (or series of related capital expenditures) either (A) involving more than $5,000 or (B) outside the Ordinary Course of Business;

(iv)           Target has not engaged in any efforts outside the Ordinary Course of Business to accelerate the collection of any accounts receivable, other than efforts in accordance with past custom and practice to collect accounts receivable that are past due;

(v)           Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(vi)           Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) except in the Ordinary Course of Business;

(vii)          Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

(viii)         Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(ix)           Target is not a party to any employment contract that has not been disclosed to Buyer, or any collective bargaining agreement, written or oral;

(x)            Target has not granted any increase in the base compensation of any of its current managers, officers and employees outside the Ordinary Course of Business;

(xi)           Target does not have any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers and employees that has not been disclosed to Buyer;

(xii)          Target has not made any other change in employment terms for any of its managers, officers and employees outside the Ordinary Course of Business;

(xiii)         Target has not made any loans or advances of money;

(xiv)         Target has not engaged in any transaction outside the Ordinary Course of Business; and

(xv)          Target has not committed to any of the foregoing.

(ff)           Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this §3 not misleading.  Sellers know of no facts that are material to the operation of Target’s business or Buyer’s understanding of the risks inherent in the Target’s business or its operation that have not been disclosed to Buyer.

§4.           Buyer’s Representations and Warranties.  Buyer represents and warrants to Target that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this §4.

(a)           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authorization of Transaction.  Buyer has corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.  The execution, delivery and performance of this Agreement by Buyer, including, without limitation, the deliveries and other agreements of Buyer contemplated hereby, have been duly authorized and approved Buyer.  This Agreement is, and each other agreement or instrument of Buyer contemplated hereby will be, the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

(c)           Non-contravention.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its certificate of incorporation or bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which  Buyer is a party or by which it is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)           Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Target could become liable or obligated.

§5.           Post-Closing Agreements  From and after the Closing, the Parties shall have the respective rights and obligations which are set forth in this §5.

(a)           Inspection of Records.  Target, Buyer and their respective Affiliates shall each retain (which retention may be in electronic format) and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other Party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of Target occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of Target.  In the case of records owned by Target or any of its Affiliates, such records shall be made available at Target’s executive office, and in the case of records owned by Buyer, such records shall be made available at Buyer’s executive office.  As used in this subsection, the right of inspection includes the right to make extracts or copies.  The representatives of a Party inspecting the records of the other Party shall be reasonably satisfactory to the other Party.

(b)           Payroll Taxes and Payroll Records.  Target and Buyer agree that if the Closing shall have occurred, Buyer may employ certain individuals who immediately before the Closing Date were employed by Target.  Target shall, however, furnish a Form W-2 to each employee employed by Target disclosing all wages and other compensation paid through the Closing Date, and taxes withheld therefrom, and Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Target disclosing all wages and other compensation paid for the balance of the calendar year in which the Closing Date occurs, and taxes withheld therefrom.

(c)           Certain Assignments.  Target will use its commercially reasonable efforts to obtain any third-party consents required in connection with the sale and assignment of the Acquired Assets and the consummation of the transactions required herein, including, without limitation, those referred to in §3(c).  Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any agreement, claim, commitment, contract, lease, license, permit, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Target thereunder.  If (i) the required consent to any such transfer or assignment is not obtained, (ii) an attempted transfer or assignment would be ineffective or would adversely affect the rights of Buyer or Target thereunder so that Buyer would not receive substantially all of such rights, (iii) any such agreement or contract is assigned to Buyer pursuant to the provisions hereof and the other contracting party thereafter raises objections to the assignment and refuses to allow Buyer to perform the contract on the terms therein provided, or threatens to terminate the contract or sue for damages, or (iv) a surety company issuing a bond to Target objects to the completion of a sales order or contract included among the Acquired Assets by Buyer, then Buyer and Target shall cooperate  in any arrangement Buyer may reasonably request to provide for Buyer the benefits under such agreement or contract.  Such cooperation may include, without limitation, and at Buyer’s request shall include, an arrangement to be entered into between Buyer and Target pursuant to which Target shall nominally perform an order or contract, Buyer shall retain the economic benefits or detriments of the order or contract and Target shall perform the order or contract with employees seconded to Target by Buyer (which employees shall be treated as employees of Target during the period of performance) and with inventory, equipment and supplies of Buyer necessary to complete the order or contract transferred from Buyer to Target as required.  Nothing contained in this subsection shall be construed as a waiver of any closing condition, nor shall it limit the Liability, if any, of Target pursuant to this Agreement for failing to have disclosed the need for, or failing to use commercially reasonable efforts to obtain, any consent referred to herein.

(d)           Employees.  Buyer shall not be obligated to offer employment to any employee of Target other than Hall. However, Buyer shall have the right to employ employees of Target as of the Closing Date on such terms and conditions as Buyer shall determine in its sole discretion.

(e)           Accounts Receivable.  In the event any Seller shall receive any instrument of payment of any of the accounts receivable included in the Acquired Assets, such Seller shall promptly deliver it to Buyer, endorsed where necessary, without recourse, in favor of Buyer.  Similarly, in the event Buyer shall receive any instrument of payment of any Excluded Assets, Buyer shall promptly deliver it to Target, endorsed where necessary, without recourse, in favor of Target.

(f)           Covenant Not to Compete.  As an inducement for Buyer to enter into this Agreement, each Seller agrees that:

(i)           from and after the Closing and continuing for the lesser of three (3) years from the Closing Date or the longest time permitted by applicable law, such Seller shall not do any one or more of the following, directly or indirectly, as an owner, member, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise:

(A)           engage or participate in any business which is competitive with the business of Target, as conducted on the Closing Date or as about to or proposed to be conducted on the Closing Date;

(B)           solicit, induce, advise, request or influence any employee, customer, prospective customer, sales representative, supplier, vendor, service provider or any other Person to discontinue, reduce the extent of, discourage the development of or otherwise adversely affect such relationship with Buyer with respect to Target;

(C)           canvass, solicit, promote or sell any product or service which competes with any of Target’s products or services to any customer or prospective customer of Buyer with respect to Target.  For purposes of this §5(f), “customer” means any Person which is or was a customer of Target (or its predecessor) during the twenty-four (24) months preceding the Closing Date.  “Prospective customer” means any Person with which any employee of Target (including, without limitation, employees leased by Target) has solicited on behalf of Target during the twenty-four (24) months preceding the Closing date;

(D)           (1) recruit, solicit or otherwise induce or influence any employee, consultant, sales representative, independent contractor or agent or other personnel of Buyer (including, without limitation, any such Person employed by Target prior to the Closing) to discontinue or otherwise terminate such relationship with Buyer or (2) employ, seek to employ or cause any competitive business (within the meaning of subsection (A)) to employ or seek to employ as an employee, consultant, sales representative, independent contractor or agent, any Person who is then (or was at any time within the preceding twelve (12) months) an employee, consultant, sales representative, independent contractor, agent or other personnel of Buyer (including, without limitation, any such Person employed by Target prior to the Closing); or

(E)           take any other action that would interfere with or adversely impact Buyer in the operation of the business as conducted by Target prior to the Closing Date.

(ii)           in the event of any breach of subsection (i) the time period of the breached covenant shall be extended for the period of such breach.  Sellers recognize that the territorial, time and scope limitations set forth in this subsection are reasonable and are required for the protection of Buyer and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Sellers agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

(g)           Disclosure of Confidential Information.  As a further inducement for Buyer to enter into this Agreement, Sellers agree that for the longest period permitted by law after the Closing Date, Sellers shall, and shall cause their Affiliates to, hold in strictest confidence, and not, without the prior written approval of Buyer, use for their own benefit or the benefit of any party other than Buyer or disclose to any person, firm or corporation other than Buyer (other than as required by law) any Confidential Information.

(h)           Injunctive Relief.  Sellers specifically recognize that any breach of subsections (f) or (g) will cause irreparable injury to Buyer and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Sellers agree that in the event of any such breach, Buyer shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.  Further, in the event that Sellers have been found to have violated any of the terms of subsections (f) or (g), either after a preliminary injunction hearing or a trial on the merits, Sellers shall pay to Buyer its costs and expenses, including reasonable attorneys’ fees, in enforcing the terms thereof.

(i)           Tax Clearance Certificates.  Buyer and Target shall cooperate in preparing and filing with the appropriate governmental authorities such forms as may be required in order to obtain a tax clearance certificate or other document absolving Buyer from any responsibility or liability for Target’s income, sales and use taxes. Sellers hereby agree jointly and severally to indemnify and save and hold harmless Buyer and its officers, directors, managers, partners, stockholders, employees, agents, representatives, Affiliates, successors and assigns from and against any and all Adverse Consequences arising out of or resulting from the failure to comply with the bulk sales laws of the State of Minnesota or such other state as to which such act or equivalent act applies or may apply to the transactions contemplated by this Agreement

(j)           Further Assurances.  The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Acquired Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

§6.           Indemnification.

(a)           Survival of Representations and Warranties.  All of the representations and warranties of Sellers contained in §§3(a)-(f), and all of the representations and warranties of Buyer contained in §§4(a)-(d), shall survive the Closing (in each case even if the damaged Party or Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect indefinitely.  The representations and warranties of Sellers contained in §§3(j), (k), (m), (w) and (y) shall survive the Closing (in each case even if the damaged Party or Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions of waivers) plus sixty (60) days.  All of the other representations and warranties of Sellers and Buyer contained herein shall survive the Closing (in each case even if the damaged Party or Parties knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the two (2) year anniversary of the Closing Date.

(b)           Indemnification Provisions for Buyer’s Benefit.

(i)           In the event a Seller breaches (or in the event any third party alleges facts that, if true, would mean a Seller has breached) any of its representations, warranties, and covenants contained in this Agreement (determined without regard to any limitations or qualifications by materiality), or if any of the statements in §3 are untrue (or in the event any third party alleges facts that, if true, would mean that such statements are untrue), and provided that Buyer makes a written claim for indemnification against Sellers pursuant to §7(f), then each Seller shall be obligated jointly and severally to indemnify Buyer and its officers, directors, managers, partners, stockholders, employees, agents, representatives, Affiliates, successors and assigns (each a “Buyer Indemnitee”), from and against the entirety of any Adverse Consequences such Buyer Indemnitee suffers (including any Adverse Consequences such Buyer Indemnitee suffers after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) or the untruth (or alleged untruth).

(ii)           Each Seller shall be obligated jointly and severally to indemnify each Buyer Indemnitee from and against the entirety of any Adverse Consequences such Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by (A) any Excluded Liability that becomes a Liability of such Buyer Indemnitee (including under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law) or (B) the operation of Target’s business or the use of the Acquired Assets prior to or on the Closing Date (other than an Assumed Liability, including, without limitation, Adverse Consequences resulting from the termination by Buyer of any employee hired by Buyer after the Closing.

(c)           Indemnification Provisions for Target’s Benefit.

(i)           In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and provided that Sellers’ Representative makes a written claim for indemnification against Buyer pursuant to §7(f), then Buyer shall be obligated to indemnify Target from and against the entirety of any Adverse Consequences Target suffers (including any Adverse Consequences Target suffers or Sellers suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii)           Buyer agrees to indemnify Target and the Sellers from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(d)           Matters Involving Third Parties.

(i)           If any third party notifies any Party entitled to indemnification hereunder (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)           Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)           So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with §6(d)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv)           In the event any of the conditions in §6(d)(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses incurred after such condition or conditions become unsatisfied), and (C) the Indemnifying Parties shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §6.

(e)           Determination of Adverse Consequences.  All indemnification payments under this §6 shall be deemed adjustments to the Purchase Price.

(f)           Right of Setoff.  Buyer shall have the right, at its election, to offset any amounts due from a Seller to Buyer against any amounts owed by Buyer to a Seller.

(g)           Limitations.  Notwithstanding any provision contained herein to the contrary, Sellers shall have no obligation to indemnify Buyer hereunder for Adverse Consequences arising from or as a result of the failure of any representations or warranties to be true and correct, in an aggregate amount in excess of $200,000 in the aggregate.

(h)           Other Indemnification Provisions.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Target or the transactions contemplated by this Agreement.

§7.           Miscellaneous.

(a)           No Third-Party Beneficiaries.   This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)           Entire Agreement.   This Agreement (including the documents referred to herein and all schedules and exhibits hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c)           Succession and Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may without the consent of Sellers (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

(d)           Counterparts.   This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic transmission in portable document format), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(e)           Headings.   The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           Notices.   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) three (3) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Target:	Personnel Strategies Inc.
1809 South Plymouth Road
Suite 350
Hopkins, Minnesota 55305
Attn: Michael J. Hall

with copy to:	Best & Flanagan LLP
225 South Sixth Street
Suite 4000
Minneapolis, Minnesota 55402
Attn: Daniel A. Kaplan

If to Buyer:	Professional Diversity Network, Inc.
801 W. Adams Street
Suite 600
Chicago, Illinois 60607
Attn: James Kirsch

with copy to:	Patzik, Frank & Samotny Ltd.
150 South Wacker Drive
Suite 1500
Chicago, Illinois 60606
Attn: Chadwick I. Buttell, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(h)           Attorneys’ Fees.  The prevailing parties in any litigation in connection with this Agreement shall be entitled to recover from the non-prevailing parties all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the prevailing parties in connection with any such litigation.

(i)           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j)           Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses.  Buyer and each Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Target when due, and Target will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)           Incorporation of Exhibits and Schedules.   The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)           Specific Performance.   Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event any Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o)           Submission to Jurisdiction.  Each of the Parties submits to the non-exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Nothing in this §7(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p)           Sellers’ Representative

(i)           Appointment.  By executing this Agreement, each of the Target Stockholders hereby irrevocably appoints Michael J. Hall as its, her or his representative under this Agreement and as attorney-in-fact for and on behalf of each Target Stockholder (the “Sellers’ Representative”).  Sellers’ Representative shall receive and deliver all notices, communications and deliveries under this Agreement on behalf of the Target Stockholders, in each case, as fully and completely as any of the Target Stockholders could do if personally present and acting and as though any reference to the Target Stockholders were a reference to Sellers’ Representative Notices of communications to or from the Sellers’ Representative shall for all purposes hereunder be deemed to constitute notice to or from each of the Target Stockholders.

(ii)           Successor Sellers’ Representative(s). Upon the death, resignation or incapacity of the initial Sellers’ Representative, the remaining Target Stockholders may appoint a successor Sellers’ Representative utilizing such appointment process as they unanimously agree.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

BUYER:

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ James R/ Kirsch
Name:	James R. Kirsch
Its:	CEO

TARGET:

PERSONNEL STRATEGIES INC.

By:	/s/ Michael J. Hall
Name:	Michael J. Hall
Its:	President

TARGET STOCKHOLDERS:

/s/ Michael J. Hall
Michael J. Hall

[Signature Page to Asset Purchase Agreement]